PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award (this “Award”) is effective the ______ day of _____________, _____ (the “Date of Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”), and William Restrepo (the “Grantee”).

RECITALS

Under the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (the “Plan”), the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) has determined the form of this Award and selected the Grantee, an Eligible Recipient, to receive this Award and the Common Shares that are subject hereto. The applicable terms of the Plan are incorporated in this Award Agreement by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

In accordance with the terms of the Plan, the Committee has made this Award and will grant to the Grantee performance-based Restricted Stock Units (“PSUs”) representing a future conditional right of the Grantee to receive common shares of NIL, par value $0.05 per share (“Common Shares”), upon the following terms and conditions:

Section 1.Number of PSUs. The target number of PSUs granted pursuant to this Award is ________ PSUs (the “Target PSUs”).
Section 2.No Rights as Shareholder. The PSUs granted hereunder do not and shall not entitle the Grantee to any rights of a shareholder of NIL prior to the date, if any, on which Common Shares are issued to the Grantee in settlement of this Award.
Section 3.Vesting of PSUs. The PSUs granted pursuant to this Award shall vest, if at all, as follows:
(a)	The Committee, in its sole discretion, has established, or within 90 days following the Date of Grant will establish, Performance Goals based on factors consistent with Section 3.1(e)(ii) of the Executive Employment Agreement by and between NIL, NII and the Grantee effective as of January 2, 2020, as amended from time to time (the “Employment Agreement”), which will be measured over a one-year performance period commencing on _____________ and ending on _____________ (such period, the “Performance Period”).
(b)	Up to 200% of the Target PSUs subject to this Award are eligible to become earned based upon achievement of the applicable Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the applicable Performance Goals and the percentage of the Target PSUs subject to this Award that shall become earned based on such performance (the “Earned PSUs”). The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Grantee.

The Committee shall make this determination within 60 days following the end of the Performance Period or as soon as administratively practicable thereafter (the “Performance Determination Date”).
(c)	If, on the Performance Determination Date or any other applicable date as set forth in this Section 3, the Committee determines that any of the PSUs subject to this Award shall not become Earned PSUs, then any such PSUs that did not become Earned PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(d)	One-third of the Earned PSUs shall become vested on each of the first three anniversaries of the Date of Grant if the Grantee remains continuously employed by NIL and/or NII from the Date of Grant through the applicable vesting date; provided that any Earned PSUs scheduled to vest prior to the Performance Determination Date shall instead vest upon the Performance Determination Date; provided further, that if the preceding calculation results in any fractional shares, such fractional shares shall be rounded down to the next whole number of shares, with the remainder of shares due to be paid in the third annual instalment.
(e)	In the event of a Change in Control of NIL (as defined in the Employment Agreement), notwithstanding anything to the contrary in the Employment Agreement, all of the Earned PSUs subject to this Award that remain unvested shall become vested as of the date of such Change in Control if the Grantee remains continuously employed by NIL and/or NII from the Date of Grant through the date of such Change in Control; provided that, if such Change in Control of NIL occurs prior to the Performance Determination Date, the Earned PSUs shall be deemed to equal 100% of the Target PSUs.
(f)	In the event of the Grantee’s Termination due to the Grantee’s death or Disability (as defined in the Employment Agreement), all of the Earned PSUs subject to this Award that remain unvested shall become vested as of the date of such Termination; provided that, if the date of such Termination occurs prior to the conclusion of the Performance Period, then the Grantee shall forfeit all PSUs subject to this Award, and if the date of such Termination occurs after the conclusion of the Performance Period but prior to the Performance Determination Date, then the number of Earned PSUs shall be determined based on actual performance.
(g)	In the event of the Grantee’s Termination either due to the Grantee’s Constructive Termination Without Cause or by the Company Without Cause (each as defined in the Employment Agreement), all of the Earned PSUs subject to this Award that remain unvested shall become vested as of the date of such Termination; provided that, if the date of such Termination occurs prior to the conclusion of the Performance Period, then the Grantee shall forfeit all PSUs subject to this Award, and if the date of such Termination occurs after the conclusion of the Performance Period but prior to the Performance Determination Date, then the number of Earned PSUs shall be determined based on actual performance.

(h)	Anything herein notwithstanding, in the event of the Grantee’s Termination by the Company for Cause or by the written voluntary resignation of the Grantee (each as defined or contemplated, as applicable, in the Employment Agreement), the Grantee shall forfeit any PSUs subject to this Award that remain unvested as of the date of such Termination.
Section 4.Terms and Conditions. This Award is subject to the following terms and conditions:
(a)	This Award made to the Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.
(b)	Except as otherwise expressly provided herein, this Award is subject to, and NII and the Grantee agree to be bound by, all the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. Pursuant to the Plan, the Board or the Committee has the authority to interpret and construe the Plan and this Award Agreement, and is authorized to adopt rules and regulations for carrying out the Plan. Further, the parties reserve the right to clarify or amend the terms of this Award on mutually acceptable terms in any manner which would have been permitted under the Plan as of the Date of Grant. The Grantee acknowledges that the Grantee has been provided with a copy of the Plan, and a copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at NII’s principal office.
Section 5.Distribution Equivalent Rights. A corresponding distribution equivalent right (“DER”) is hereby granted in tandem with each PSU that may become vested pursuant to this Award, which DER shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the PSU to which the DER corresponds.  Each vested DER entitles the Grantee to receive payment, subject to and in accordance with this Award, in an amount equal to any distributions paid by NIL in respect of the Common Share underlying the PSU to which such DER relates.  NIL shall establish, with respect to each PSU that may become vested pursuant to this Award, a separate DER bookkeeping account for such PSU (a “DER Account”), which shall be credited (without interest) on the applicable distribution dates with an amount equal to any distributions paid during the period that such PSU remains outstanding with respect to the Common Share underlying the PSU to which such DER relates.  On the Performance Determination Date, the DER Account shall be adjusted to account for any Earned PSUs in excess of the Target PSUs granted hereunder, and DERs shall be paid in respect of such excess Earned PSUs in accordance with the terms of this Section 5 as if such DERs had been credited as of the time distributions were paid by NIL with respect to such excess Earned PSUs.  Upon the vesting of a PSU, the DER (and the DER Account) with respect to such vested PSU shall also become vested.  Similarly, upon the forfeiture of a PSU, the DER (and the DER Account) with respect to such forfeited PSU shall also be forfeited.  DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the applicable PSU settlement date or the forfeiture of the PSU underlying such DER.
Section 6.Settlement of PSUs. As soon as administratively practicable following the vesting of PSUs pursuant to Section 3, but in no event later than 60 days after such vesting date,

NIL shall (a) deliver to the Grantee a number of Common Shares equal to the number of PSUs that have become vested as of such vesting date and (b) pay the Grantee an amount of cash equal to the amount credited to the Grantee’s DER Account maintained with respect to each such PSU.  Any Common Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Grantee or by entering such Common Shares in book-entry form, as determined by the Committee in its sole discretion.  The value of Common Shares shall not bear any interest owing to the passage of time.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Award shall be construed to create a trust or a funded or secured obligation of any kind.
Section 7.Employment with NIL.  Nothing in this Award Agreement or in the Plan shall confer upon the Grantee the right to continued employment with NIL or any of its subsidiaries.
Section 8.Withholding Tax. Before NIL delivers a certificate for Common Shares issued or transferred pursuant to this Award, the Grantee shall be required to pay to NIL or its designated Affiliate the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”) in connection with the grant, vesting or settlement of PSUs or DERs. NIL will withhold from any amount of cash payable hereunder an amount of cash equal to the applicable Withholding Obligation for such cash payment. Subject to any Company policy in effect from time to time, upon delivery of Common Shares in settlement of this Award, NIL will withhold the number of Common Shares required to satisfy any Withholding Obligation for such settlement of Common Shares, and provide to the Grantee a net balance of Common Shares (“Net Shares”) unless NIL receives notice not less than five days before any Withholding Obligation arises that the Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if the Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.  If Common Shares are used to pay all or part of the Withholding Obligation, the Fair Market Value of the Common Shares withheld shall be determined as of the date of withholding and the maximum number of Common Shares that may be withheld shall be the number of Common Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized (and which may be limited to flat rate withholding) without creating adverse accounting, tax or other consequences to the Company or any Affiliate, as determined by the Committee in its sole discretion.  The Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of PSUs or DERs or disposition of the underlying Common Shares and that the Grantee has been advised, and hereby is advised, to consult a tax advisor. The Grantee represents that the Grantee is in no manner relying on the Board, the Committee, the Company, any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
Section 9.Sections 409A and 457A.  Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Award are intended to be compliant with the applicable requirements of (a) Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (collectively, “Section 409A”) or an exemption therefrom; and (b) the short-term deferral exception of Section 457A of the Code and all applicable guidance issued with respect to Section 457A of the Code (collectively, “Section 457A”). This Award shall be construed and interpreted in a manner consistent with such intent. Nevertheless, to the extent that the Committee determines that the PSUs may not be exempt from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee’s separation from service and (ii) the Grantee’s death. Notwithstanding the foregoing, NIL and its Affiliates make no representations that the PSUs provided under this Award are exempt from or compliant with Section 409A or Section 457A and in no event shall NIL or any Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A or Section 457A.
Section 10.Notices and Payments. Any notice to be given by the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or NII to the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.
Section 11.Waiver. The waiver by NIL of any provision of this Award Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.
Section 12.Termination or Modification of Performance-Based Restricted Stock Unit Award. This Award shall be irrevocable except that NIL shall have the right to revoke this Award at any time prior to vesting if it is contrary to law or modify this Award to bring it into compliance with any valid and mandatory law or government regulation which may apply.
Section 13.Governing Law & Severability. Except as provided for below, the Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Award Agreement should be held invalid, the remainder of this Award Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable, but before such severance occurs, the parties request any court of competent jurisdiction to reform the offending provision to allow it to be enforced in a reasonable fashion.
Section 14.Entire Agreement.  This Award Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties; provided, however, that, except as specifically provided herein, the terms of this Award Agreement shall not modify and shall be subject to the terms and conditions of any written employment, consulting and/or severance agreement between the Company (or any Affiliate) and the Grantee in effect as of the date a determination is to be made under this Award Agreement.
Section 15.Dispute.  Any dispute, controversy or claim arising out of, or relating to, this Award Agreement or the breach, termination or invalidity thereof shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof. The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.
Section 16.Place of Performance; Venue.  The place of performance for this Award is and shall be Harris County, Texas; and venue for any action to enforce any term of this Award Agreement by injunctive relief or other provisional remedy (as provided for by Section 15 of this Award Agreement) shall lie in Harris County, Texas.
Section 17.Insider Trading/Market Abuse Laws. The Grantee acknowledges that the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Grantee’s country (if different), which may affect the Grantee’s ability to acquire or sell Common Shares or ability to otherwise receive Common Shares pursuant to an award under the Plan during such times as the Grantee is considered to have “material non-public information” or other “inside information” regarding the Company or any Affiliate. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to be informed of and compliant with such regulations, and should consult the Grantee’s personal advisor regarding such matters.
Section 18.Satisfaction of Obligations Under Employment Agreement.  Notwithstanding anything to the contrary in the Employment Agreement, by accepting this Award, the Grantee acknowledges and agrees that this Award is in full satisfaction of the obligations of NII and NIL pursuant to Section 3.1(e) of the Employment Agreement with respect to the _____ performance year. In the event of a conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall be deemed amended such that this Award has terms no less favorable to the Grantee than those of the Performance Shares (as defined in the Employment Agreement), other than with respect to the right to receive distributions and voting rights (to the extent consistent with Section 409A and Section 457A).

IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

WILLIAM RESTREPO